Exhibit 99.1

Public Relations: Steve Gabriel Porter Novelli 408/369-4600 x627 steve.gabriel@porternovelli.com	Investor Relations: John J. Hanlon Synplicity, Inc. 408/215-6000 ir@synplicity.com

SYNPLICITY ANNOUNCES FIRST QUARTER 2006 RESULTS

Highlights:

•	Strong double digit bookings growth year over year, with greater weighting towards time-based orders

•	Record deferred revenue and backlog

•	Over $3 million of operating cash generation, with total cash and short-term investments increasing to $58.8 million

SUNNYVALE, Calif., April 25, 2006 — Synplicity, Inc. (Nasdaq: SYNP), a leading supplier of software for the design and verification of semiconductors, today announced financial results for the quarter ended March 31, 2006. Revenue for the quarter ended March 31, 2006 was $14.5 million, compared with $14.6 million for the quarter ended March 31, 2005. The total value of product bookings, including the full value of multi-year agreements, increased by over 30 percent from total orders booked in the first quarter of 2005. As the percentage of time-based orders was higher in the first quarter of 2006, deferred revenue and backlog increased to record levels.

On a generally accepted accounting principles (GAAP) basis, the net loss was $1.2 million, or $(0.04) per diluted share for the quarter ended March 31, 2006, which included stock-based compensation expense of $961,000, a restructuring charge of $854,000 for severance costs and the impairment of capitalized software development costs related to the business re-focus announced on March 30, 2006, and amortization of intangible assets of $223,000. For the quarter ended March 31, 2005, GAAP net income was $515,000, or $0.02 per diluted share, which included amortization of intangible assets of $223,000 and stock-based compensation expense of $9,000.

Non-GAAP net income was $860,000, or $0.03 per diluted share, for the quarter ended March 31, 2006, compared to non-GAAP net income of $747,000, or $0.03 per diluted share, for the quarter ended March 31, 2005. In 2006, non-GAAP figures include the GAAP income tax benefit of $481,000, or $0.02 per share and exclude amortization of intangible assets, stock-based compensation expense and the restructuring charge noted above. In 2005, non-GAAP figures exclude amortization of intangible assets and stock-based compensation expense. A reconciliation of GAAP to non-GAAP net income is included with this press release.

“During Q1 we made important progress in several areas. We are confident that our decision to withdraw from the cell-based and structured ASIC markets will produce greater returns in our core areas of business,” said Gary Meyers, president and CEO of Synplicity. “Synplicity has been the leading provider of FPGA synthesis tools for the past five years and by redeploying our R&D investments, we will strengthen our core products and enable long term growth and increased shareholder value. Additionally, I am pleased to report that we experienced strong order growth during the quarter, including several large multi-year customer agreements. We believe this is an indication of a growing perception of our product leadership within the customer base.”

Business Outlook

The following statements are based on current expectations. We do not intend to update, confirm or change this guidance until our earnings conference call for the second quarter of 2006.

•	Revenue for 2006 is expected to be in the range of $63 to $65 million, a decrease from prior guidance, as a result of the business refocus noted above.

•	GAAP net income per fully diluted share for 2006 is expected to be in the range of $0.10 to $0.15, an increase from prior guidance. GAAP net income is expected to include charges of approximately $3.8 million relating to stock compensation expense based on historical award activity, $890,000 of amortization of intangible assets and $854,000 of restructuring charge relating to severance and the impairment of capitalized software development costs. Tax expense for the year is expected to be about 29 percent of pretax income.

•	Non-GAAP net income per share for 2006 is expected to be in the range of $0.28 to $0.34, an increase from prior guidance.

•	Revenue for the second quarter of 2006 is expected to be in the range of $15.1 to $15.6 million.

•	GAAP net income per fully diluted share for the second quarter of 2006 is expected to be in the range of $0.03 to $0.05. GAAP net income for the quarter is expected to include non-cash charges of approximately $950,000 relating to stock-based compensation based on historical award activity and $222,000 of amortization of intangible assets.

•	Non-GAAP net income per share for the second quarter of 2006 is expected to be in the range of $0.07 to $0.09.

Audio Webcast

Synplicity’s earnings call will be webcast today at 2:00 p.m. Pacific, and may be accessed at http://investor.synplicity.com. Synplicity will discuss the current quarter and its second quarter and full year 2006 outlook. Following completion of the call, a rebroadcast of the webcast will be available at http://investor.synplicity.com through June 30, 2006. For those without access to the Internet, a replay of the call will be available from 5:00 p.m. Pacific on April 25, 2006 through April 26, 2006. To listen to a replay, call (719) 457-0820, access code 3341182.

Use of Non-GAAP Financial Measures

This press release includes financial measures for net income (loss) and net income (loss) per share that exclude certain non-cash and other charges and that have not been calculated in accordance with GAAP. These measures differ from GAAP in that they exclude amortization of intangible assets from acquisitions and stock-based compensation and in addition in 2006, exclude restructuring charge and include the GAAP income tax benefit. Synplicity has provided these measurements in addition to GAAP financial results because it believes they provide a consistent basis for comparison between quarters that is not influenced by other activities and therefore are helpful to understanding Synplicity’s underlying operational results. Further, these non-GAAP measures are some of the primary measures Synplicity’s management uses for planning and forecasting. These measures should not be considered an alternative to GAAP, and these non-GAAP measures may not be comparable to information provided by other companies.

About Synplicity

Synplicity® Inc. (Nasdaq:SYNP - News) is a leading supplier of innovative software solutions that enable the rapid and effective design of Programmable Logic Devices (FPGAs, PLDs and CPLDs) that serve a wide range of communications, military/aerospace, consumer, semiconductor, computer, and other electronic systems markets. Synplicity’s tools provide outstanding performance, cost and time-to-market benefits by simplifying, improving and automating key design planning, logic synthesis, physical synthesis and verification functions for FPGA, FPGA-based ASIC verification, and DSP designers. Synplicity is the number one supplier of FPGA synthesis solutions and has been rated #1 in customer satisfaction in 2004 and 2005 in EE Times’ Annual FPGA Customer Survey. Synplicity products support industry-standard design languages (VHDL and Verilog) and run on popular platforms. The company operates in over 20 facilities worldwide and is headquartered in Sunnyvale, California. For more information visit http://www.synplicity.com.

Forward-Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding Synplicity’s short-term and long-term growth, market performance and business outlook for our core products, customers’ perception of our products, backlog, deferred revenue, revenue, stock-based compensation expense, amortization of intangible assets, restructuring charge, income tax expense (benefit), net income (loss) and net income (loss) per share. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause Synplicity’s actual financial results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. In some cases, you will be able to identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. Forward-looking statements are only predictions and actual events or results may differ materially. Synplicity cannot provide any assurance that its future results will meet expectations. Synplicity’s operating results could differ materially due to a number of factors, including the performance and quality of its software products relative to its competitors’ products, the growth of the markets addressed, and Synplicity’s level of expenses. For additional information and considerations regarding the risks faced by Synplicity, see its annual report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Although Synplicity believes that the expectations reflected in the forward-looking statements are reasonable, Synplicity cannot guarantee future results, levels of activity, performance or achievements. In addition, neither Synplicity nor any other person assumes responsibility for the accuracy or completeness of these forward-looking statements. Synplicity disclaims any obligation to update information contained in any forward-looking statement.

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Synplicity is a registered trademark of Synplicity, Inc. All other brands or products are the trademarks or registered trademarks of their owners.

SYNPLICITY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2006	December 31, 2005 (1)
	(unaudited)
Assets:
Current assets:
Cash, cash equivalents and short-term investments	$58,822	$57,099
Accounts receivable, net	11,164	12,632

Other current assets	1,942	2,372
Total current assets	71,928	72,103
Property and equipment, net	2,585	2,631
Goodwill	1,272	1,272
Intangible assets, net	1,851	1,882
Other assets	764	749

Total assets	$78,400	$78,637

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$84	$944
Accrued liabilities	1,703	1,461
Accrued compensation	3,671	4,031
Deferred revenue	20,448	18,355

Total current liabilities	25,906	24,791
Shareholders’ equity:
Common stock	57,136	58,257
Additional paid-in capital	4,321	3,360
Accumulated deficit	(8,608)	(7,430)
Accumulated other comprehensive loss	(355)	(341)

Total shareholders’ equity	52,494	53,846

Total liabilities and shareholders’ equity	$78,400	$78,637

(1)	Derived from audited financial statements

SYNPLICITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter Ended March 31,
	2006	2005
Revenue:
License	$7,131	$7,976
Maintenance	7,338	6,582

Total revenue	14,469	14,558
Cost of revenue:
Cost of license	115	132
Cost of maintenance	526	456
Amortization of intangible assets from acquisitions	223	223

Total cost of revenue	864	811

Gross profit	13,605	13,747
Operating expenses: (2)
Research and development	6,573	6,081
Sales and marketing	6,331	5,758
General and administrative	2,124	1,531
Restructuring charge	854	—

Total operating expenses	15,882	13,370

Income (loss) from operations	(2,277)	377
Other income, net	618	272

Income (loss) before income taxes	(1,659)	649
Income tax provision (benefit)	(481)	134

Net income (loss)	$(1,178)	$515

Net income (loss) per share:
Basic and diluted net income (loss) per common share	$(0.04)	$0.02

Shares used in basic per share calculation	27,016	26,258

Shares used in diluted per share calculation	28,847	27,874

___________ (2) Includes stock-based compensation. 2006 increases are due to the adoption of FAS 123(R), as follows:

Cost of maintenance	$23	$—
Research and development	453	4
Sales and marketing	238	4
General and administrative	247	1

Total stock-based compensation	$961	$9

SYNPLICITY, INC.

RECONCILIATION OF GAAP INCOME (LOSS) TO NON-GAAP INCOME

(in thousands, except per share data)

(unaudited)

Net Income

	Quarter Ended March 31,
	2006	2005
GAAP net income (loss)	$(1,178)	$515
Amortization of intangible assets from acquisitions	223	223
Stock-based compensation	961	9
Restructuring charge	854	—

Non-GAAP net income (3)	$860	$747

Non-GAAP net income per share:
Non-GAAP net income per common share	$0.03	$0.03

Shares used in non-GAAP per share calculation	28,847	27,874

(3)	The non-GAAP calculations of net income and net income per share include the income tax benefit of $481,000 from the Statement of Operations for the quarter ended March 31, 2006. If the income tax benefit were excluded from the non-GAAP computation of net income and net income per share and the items noted above were taxed at the rate the Company is projecting for the full year, the non-GAAP net income would have been $268,000 or $0.01 per share.

Forward-Looking Net Income per Share

	Quarter Ending June 30, 2006	Year Ending December 31, 2006
GAAP net income per share	$0.03-$.05	$0.10-$.15
Amortization of intangible assets from acquisitions	$0.01	$0.03
Restructuring charge	$0.00	$0.03
Stock-based compensation	$0.03	$0.12-$0.13

Non-GAAP net income per share	$0.07-$0.09	$0.28-$0.34